UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2025

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kevin Finney to Board of Directors

On January 24, 2025, following a recommendation by the Nominating and Governance Committee of the Board of Directors (the “Board”) of Vaxart, Inc. (the “Company”), the Board appointed Kevin Finney to serve on the Board, effective January 28, 2025, until Mr. Finney’s successor is elected and qualified, or sooner in the event of his death, resignation, or removal. The Board has determined that Mr. Finney meets the requirements for independence under the applicable listing standards of The Nasdaq Stock Market LLC and the Securities Exchange Act of 1934, as amended. Mr. Finney was also appointed as a member of the Audit Committee and the Nominating and Governance Committee of the Board.

Mr. Finney is an experienced biotech executive and director who has held numerous leadership roles in the healthcare industry, leading companies from early stages of development through to commercialization. Since November 2019, Mr. Finney has served as President, Chief Executive Officer, and Chairman of the board of directors of Autobahn Therapeutics, Inc. Since January 2016, Mr. Finney has also served as vice chairman of the board of directors of Eirion Therapeutics, Inc. Mr. Finney also served on the board of directors of Anterios Inc., Taris Biomedical (now known as Johnson & Johnson) and Eirion Therapeutics. From January 2019 to July 2019, Mr. Finney served as president and chief operating officer of Abide Therapeutics Inc., where he led the acquisition of Abide by H. Lundbeck A/S in 2019. Mr. Finney is also a founder of Zavante Therapeutics, Inc. (now known as Nabriva therapeutics PLC) and served as its chief operating officer. As a founding member, Mr. Finney led the initial financing of Zavante Therapeutics and its operations from inception in June 2015 through its sale in September 2018. Previously, Mr. Finney was vice president and head of world-wide corporate development at Allergan, Inc., an international specialty pharmaceutical company operating in more than 100 countries worldwide. In this role he led strategic corporate development and was at the center of some of the industry’s largest transactions, including Allergan’s 2015 acquisition by Actavis. During his tenure at Allergan, the company grew from $3 billion in annual revenue to $7 billion through organic and acquired growth, including substantial growth of the neurology franchise with the flagship product BOTOX®. Mr. Finney is an experienced biotech executive and director who has held numerous leadership roles in the healthcare industry, leading companies from -early stages of development through to commercialization. Mr. Finney has a B.A. in Exercise Physiology from California State University, Long Beach, and an MBA from Pepperdine Graziadio Business School.

Mr. Finney will be entitled to receive cash and equity compensation for his service on the Board and committees thereof in the standard amounts previously approved by the Board and as set forth in the Vaxart, Inc. Non-Employee Director Compensation Program.

Mr. Finney also entered into the Company’s standard form of indemnification agreement, the form of which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35285), filed with the U.S. Securities and Exchange Commission on February 20, 2018.

There are no arrangements or understandings between Mr. Finney and any other persons, pursuant to which he was appointed as a member of the Board. There are no family relationships between Mr. Finney and any of the Company’s directors or executive officers. Mr. Finney is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Resignation of Robert A. Yedid from the Board of Directors

On January 24, 2025, Robert A. Yedid resigned from the Board and any committees of the Board, effective January 28, 2025. Mr. Yedid’s resignation was for personal reasons and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Additional Committee Appointment

On January 24, 2025, the Board also appointed Elaine J. Heron, Ph.D. as a member of the Compensation Committee of the Board, effective January 28, 2025.

Item 7.01.	Regulation FD Disclosure.

On January 28, 2025, the Company issued a press release announcing the appointment of Mr. Finney as a member of the Board and the resignation of Mr. Yedid from the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, and Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release, dated January 28, 2025.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAXART, INC.

Dated: January 28, 2025
	By:	/s/ Steven Lo
Steven Lo
President and Chief Executive Officer